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FROM:          L. B. STAUFFER, SR. VP
               LEIGHTON FOSTER, INVESTOR RELATIONS
               PORTER, LEVAY & ROSE, INC.
               (212) 564-4700

COMPANY:       JOHN AGLIALORO, ACTING CEO
CONTACT:       508-533-4300

           CYBEX INTERNATIONAL ANNOUNCES RESIGNATIONS OF TWO OFFICERS
              AND APPOINTMENTS, PROMOTIONS IN SALES, MANUFACTURING,
                         ENGINEERING AND CYBEX INSTITUTE

     MEDWAY, MA     NOV. 30, 2000   -  Cybex International, Inc. (AMEX:  CYB), a
leading exercise equipment manufacturer, today announced appointments and promotions in sales, manufacturing, engineering and the Company's Cybex Institute.

     The Company also announced that Gary Rosenfield, Senior Vice President - Sales and Marketing, and Paul Webber, Chief Financial Officer, have resigned. The Company is commencing a search for a chief financial officer. The position of Senior Vice President - Sales and Marketing has been restructured and will be filled by three individuals.

     Roland Murray and Ed Pryts, senior members of the Cybex sales team, have been promoted to Vice President of Dealer Sales and Vice President of Direct Sales, respectively. John Young, who currently manages the Company's Hong Kong office, has been named Vice President of International Sales.

     In addition, Robert Hodges, Vice President - Manufacturing and Development, has been promoted to Senior Vice President. Neil Landry, formerly Chief Quality Officer, has been promoted to Vice President - Engineering and will report to Mr. Hodges. Also reporting to Mr.
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Hodges are two longtime Cybex employees, Jason Ferwerda, who has been appointed
Vice President - Manufacturing Operations at the Company's Medway, MA production facilities, and Ed Kurzontkowski, who has been named Vice President - Manufacturing Operations at the Company's plant in Owatonna, MN.

     Tracy Morgan has also been named Executive Director of the Cybex Institute.

     John Aglialoro, Chairman and acting Chief Executive Officer of Cybex, said, "The promotions of these talented and proven executives is a key to the future growth of Cybex as we seek to establish a market leading position in the sale of quality products to quality customers worldwide."

     Cybex International, Inc. is a leading manufacturer of premium exercise equipment. Cybex and Cybex Institute, a training and research facility, are dedicated to improving human performance based on an understanding of the diverse goals and needs of individuals of varying physical capabilities. Cybex designs and engineers each of its products and programs to reflect the natural movement of the human body, allowing for variation in training and assisting each unique user - from the professional athlete to the rehabilitation patient - to improve their daily human performance. For more information on Cybex and its product line, please visit the Company's web site at www.eCybex.com.
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This news release may contain forward-looking statements.  There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, and uncertainties relating to the consolidation of the merged and acquired companies' businesses. Further information on these and other factors which could affect the Company's financial results can be found in the Company's previously filed Reports on Form 10-K for the year ended December 31, 1999, its Form 10-Q for the period ending September 30, 2000, its Current Reports on Form 8-K, and its proxy statement dated April 18, 2000.